EXHIBIT 12
JOINT FILING AGREEMENT PURSUANT TO RULE 13D-1(K)(1)
     This Agreement is made pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Act”) by and among the parties listed below, each referred to herein as a “Joint Filer.” The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.
Dated: December 29, 2008

/s/ Robert F.X. Sillerman Robert F.X. Sillerman

Sillerman Capital Holdings, L.P.

/s/ Robert F.X. Sillerman By: Robert F.X. Sillerman, as President of Sillerman Capital Holdings, Inc.
Its: General Partner

/s/ Paul C. Kanavos Paul C. Kanavos

/s/ Brett Torino Brett Torino

ONIROT Living Trust dated 06/20/2000

/s/ Brett Torino By: Brett Torino, as Trustee

TTERB Living Trust

/s/ Brett Torino By: Brett Torino, as Trustee

Atlas Real Estate Funds, Inc.

By: Name:	/s/ Paul Kanavos Paul Kanavos
Title:	President